Exhibit 99.1

        Set forth below are planned new product introductions for Nature Vision, Inc. for the 2005-2006 selling season. Each of the new products disclosed represents the application of new design technology that will enhance the outdoor recreational experience for thousands of consumers.

Aqua-Vu’s New Scout XL and Scout SRT

        Following the successful release of Aqua-Vu’s Scout in 2004, which introduced tens-of-thousands of new angler/viewers to the fascinating experience of watching bottom terrain and fish on a television-like screen — the Aqua-Vu Scout XL and Scout SRT are natural product line extensions.

        The Scout XL brings together superior angling technology and user-friendliness, at a value price to the consumer. This practical unit features a larger viewing screen, Nature Vision’s patent-pending “fish camera,” infrared lighting for low-light conditions, battery and charger, and a handsome padded protective case/sunshield.

        The Scout XL’s 7-inch screen, the largest on the market, offers a sharp television-like picture with brightness and contrast controls. It tilts up and down for the angler’s viewing convenience. The Scout SRT combines these features with Nature Vision’s patent-pending Spectral-Response lighting system for night-time underwater observations and on-screen display of water temperature.

        For several years consumers considering the purchase of an underwater viewing system (especially those who feel their eye-sight has slipped over time) have requested an underwater viewing system with a larger screen – the Aqua-Vu Scout XL and Scout SRT answer this call.

Sharing the Viewing Experience – Aqua-Vu’s Digital Video Recorder (DVR)

        Since Nature Vision, Inc.‘s invention of the underwater viewing category in 1997, viewing has largely been an individual experience. The Aqua-Vu DVR changes that forever by incorporating built-in digital video storage, allowing viewers to record their underwater discoveries to share with friends and family. Aside from recreational viewing, serious anglers will use the Aqua-Vu DVR to create a video log of their favorite fishing grounds in the hopes of establishing repeatable fishing patterns.

        The Aqua-Vu DVR utilizes removable San Disk™ media cards that allow the user to increase or decrease the amount of video storage capacity. Even if the “big one” gets away you can now prove she exists with the Aqua-Vu DVR.

Aqua-Vu Quad 360 Nighthawk

        Traditional underwater cameras give anglers a one-directional view — looking forward, backward, or to one side. That’s the technological edge of Aqua Vu’s redesigned Quad 360 Nighthawk, which is really four cameras-in-one for 360-degree hemispheric vision. The Quad 360 Nighthawk shows a split-screen, four-way view of the underwater scene. Each of the four cameras provides a 90 degree plus field of view. For anglers, that means a full-circle picture of the fish zone.

        The Aqua-Vu Quad 360 Nighthawk features newly designed polycarbonate camera housing for superior underwater performance. For enhanced nighttime viewing with less particle reflection, the “Hawk” features Aqua-Vu’s patent-pending Spectral Response (SR) lighting. The Quad 360 Nighthawk’s multi-directional view literally expands fish-watching, on ice and on open water.

Motorized Aqua-Viewing

        Before the development of the Aqua-Vu MAV (Motorized Aqua-Vu,) it was assumed that simultaneous fishing from a boat and underwater viewing were difficult and inconvenient. In testimonials about the Aqua-Vu as a valuable tool, even professional anglers have conceded that they rarely fish while viewing. Viewers have traditionally controlled the camera depth manually. With cable in hand and eyes glued to the monitor, they would busily raise and lower the camera as depth and boat speed required.

        Aqua-Vu’s MAV automatically deploys and retrieves the underwater “fish camera.” The foot controlled MAV is the first hands-free underwater viewing system – a major breakthrough in fishing-friendly viewing convenience. This innovation will help Nature Vision, Inc. penetrate new segments of the marine electronics market with the Aqua-Vu brand.

        In June of 2005, 50 Aqua-Vu MAV prototypes will be installed on the boats of top anglers across the country for vigorous on-the-water product testing. Production versions are expected to be released in 2006.

Innovations on the Ice

        In 2004, Nature Vision, Inc. introduced Buzz Stix, the first motorized ice fishing rods that produce a mini-jigging (“Buzzing”) action. Ice anglers purchased tens-of-thousands of Buzz-Stix motorized ice fishing rods to activate their small and sensitive ice jigs and lures. With a reputation for innovation that enhances the fishing experience, Nature Vision, Inc. is introducing three new products targeting ice fishermen in the 2005-2006 ice fishing season.

        The first of these new products is a premium line of ice fishing rods and reels named after Dave Genz – the most nationally recognized angler in ice fishing circles. Genz Stix is a line of premium crafted ice fishing rods that cover the most popular price-points. Wholesale customers are already recognizing the Genz Stix line as the finest production ice rods ever offered to the average ice fisherman. Combining Mr. Genz’s extensive insight with Nature Vision, Inc.‘s offshore fishing rod manufacturing connections, Genz Stix offer great value to the consumer by providing superior performance at the right price (under $30.)

        Recognizing the burgeoning popularity in the use of glow-in-the-dark ice fishing lures, Nature Vision, Inc. developed the Blazer Stix series of ice fishing rods. The Blazer Stix ice fishing rod features a built-in LED light that anglers use to recharge their phosphorescent ice fishing lures, eliminating the need to carry a separate charging light. These separate lights are often placed on a neck lanyard and prove inconvenient to access and require an “extra” hand to use.

        The Blazer Stix LED concept will also be offered in a clip-on version that attaches to any fishing rod, ice or open-water. Initial sales of the clip-on version are expected to top 50,000 pieces.

        For the last 50-years, ice fishermen have employed mechanisms known as tip-ups to help them hook their favorite fish under the ice. Tip-ups are a mechanical device placed over a hole in the ice that stores line on a spool – when a fish strikes the bait a flag “tips up” signaling the fisherman that a fish is on the line. Most states allow anglers to fish multiple tip-ups simultaneously. The new Jig-Up from Nature Vision, Inc. combines traditional tip-up design with a battery powered motor that “jigs” (moves the bait up and down) to entice more strikes. Tip-ups are considered a traditional, category by ice fishing retailers. The Jig-Up is expected to be the top selling tip-up of the 2005-2006 ice fishing/holiday season with first year sales estimates nearing 50,000 units.

        We have projected that the foregoing products will provide us with over $3 Million of revenue in the 2005-2006 selling season.